FIFTH AMENDMENT TO EXCLUSIVE PATENT LICENSE AGREEMENT

MGH Case Nos. 01416 and 22497
Agreement No. A215841.05

This Fifth Amendment to Exclusive Patent License Agreement ("Fifth Amendment") is made as of October 27, 2016 ("Fifth Amendment Effective Date"), by and between VICapsys Inc., a Florida corporation, having principal place of business at 1234 Airport Road, Destin, Florida 32541 ("Company"), and The General Hospital Corporation d/b/a Massachusetts General Hospital, a non-profit Massachusetts corporation with a principal office at 55 Fruit Street, Boston, Massachusetts 02114 ("Hospital").

WHEREAS, Company and Hospital entered into Exclusive Patent License Agreement, First Amendment to Exclusive Patent License Agreement, Second Amendment to Exclusive Patent License Agreement, Third Amendment to Exclusive Patent License Agreement, and Fourth Amendment to Exclusive Patent License Agreement with effective dates of May 8, 2013, January 22, 2014, May 6, 2014, August 25, 2014, and December 1, 2014, respectively ("Agreement");

WHEREAS, Company and Hospital desire to amend and have the authority to amend Agreement as further described below upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of where and hereby acknowledged, Company and Hospital agree as follows:

1. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in Agreement.

2. Section 3.1(a) of Agreement shall be deleted in its entirety and replaced by the following:

(a) Pre-Sales Requirements.

(i) Company shall provide a detailed business plan and development plan by December 31, 2016;
(ii) Company shall raise $3 million in a financing round between Fifth Amendment Effective Date and December 31, 2016;
(iii) Company shall raise an additional $2 million financing that will be completed on or before October 19, 2017;
(iv) Company shall perform work and demonstrate substantial progress toward the achievement of goals set forth in the business plan and development plan addressed in Section 3.1(a)(i); and
(v) Parties will negotiate additional Company diligence requirements no later than two (2) months after achieving Section 3.1(a)(iii).

3. Section 4.6 of Agreement shall be deleted in its entirety and replaced by the following:

4.6 Equity. As partial consideration for the rights granted in this Agreement, and in conjunction with the execution of this Agreement by Parties, Company shall issue to Hospital (a) on the Effective Date, that number of shares of the common stock of Company ("Shares") that equal twenty percent (20%) of Company's fully-diluted outstanding Shares on the Effective Date (assuming the conversion to Shares of all outstanding shares of capital stock and other convertible equity of Company); and (b) at any time during the period commencing on Effective Date and continuing until the Qualified Financing Date, i.e., the date on which Company has received funds equal to five million United States dollars ($5,000,000) in a single or series of related transactions ("Qualified Financing"), Company shall issue Hospital addition Shares such that Hospital's equity ownership shall continue to equal twenty percent (20%) of Company's fully-diluted outstanding Shares on such date (assuming the conversion to Shares of all outstanding shares of capital stock and other convertible equity of Company). For the avoidance of doubt, (a) Hospital shall continue to receive dilution protection with respect to Shares issued to Hospital until Company receives $5,000,000 in a Qualified Financing and (b) following Company's receipt of $5,000,000 in Qualified Financing, Hospital shares shall be subject to dilution to the same extent as the other holders of Shares.

4. The following shall be inserted as Section 4.7 between Sections 4.6 and 4.8:

4.7 Success Payment. Company shall pay Hospital one million United States dollars ($1,000,000) within sixty (60) days after the first achievement of total Net Sales of Product or Process equal or exceed one hundred million United States dollars ($100,000,000) in any calendar year.

5. Section 5.1 of Agreement shall be deleted in its entirety and replaced by the following:

5.1 Diligence Reports. Within sixty (60) days after the end of each calendar year after the first anniversary after Fifth Amendment Effective Date, Company shall report in writing to Hospital on progress made toward the objectives set forth in Section 3.1 during such preceding twelve (12) month period, including, without limitation, progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing and the number of sublicenses entered into and marketing.

6. Effect of Amendment. Except as otherwise amended hereby, all terms and conditions of Agreement shall remain in full force and effect as presently written, and the rights, duties, liabilities, and obligations of Parties thereto, as presently constituted, will continue in full effect.

7. No Modification. This Fifth Amendment may not be amended or modified, nor may any provision hereof be waived, except by a written instrument executed by Parties hereto.

8. Counterparts. This Fifth Amendment may be executed in counterparts, each of which when executed shall be deemed to be an original and both of which together shall constitute one and the same document.

IN WITNESS WHEREOF, Company and Hospital have caused Fifth Amendment to be executed by their respective duly authorized representatives as of Fifth Amendment Effective Date.

THE GENERAL HOSPITAL CORPORATION	**VICAPSYS INC.**
By: [signature]	By: [signature]
Name: Daniel A. Castro	Name: Stephen J. McCormack PhD
Title: Director, Business Strategy and Licensing Innovation Partners HealthCare	Title: CEO